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                                                                    EXHIBIT 23.8

         CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED


    We hereby consent to the use of our opinion letter to the Board of Directors of Continental Medical Systems, Inc. ("CMS") included as Appendix C to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of CMS Merger Corporation, a wholly owned subsidiary of Horizon Healthcare Corporation, with and into CMS and to the references to such opinion in such Joint Proxy Statement/Prospectus under the captions "Summary -- The Merger and the Merger Agreement -- Opinions of Financial Advisors", "The Merger -- Background," "The Merger -- CMS's Reasons for the Merger; Recommendation of Board of Directors of CMS" and "The Merger -- Opinions of Financial Advisors." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                              MERRILL LYNCH, PIERCE, FENNER
                                                   & SMITH INCORPORATED


                                          By:        JAMES A. HISLOP
                                          --------------------------------------

June 2, 1995